                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                Tidewater Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

                                 TIDEWATER LOGO

                                 TIDEWATER INC.
                               1440 CANAL STREET
                             NEW ORLEANS, LA 70112

                                                                   June 10, 1997

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Tidewater Inc. to be held at the Pan American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on Thursday, July 24, 1997, at 10:00 a.m., C.D.S.T.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions that stockholders may have.

     Please sign, date and return the enclosed proxy card promptly. If you attend the meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card.

                                                Sincerely,

                                                /s/ WILLIAM C. O'MALLEY

                                                William C. O'Malley
                                                Chairman of the Board,
                                                President, and Chief
                                                Executive Officer

                                 TIDEWATER INC.
                               1440 CANAL STREET
                             NEW ORLEANS, LA 70112

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of the Stockholders of TIDEWATER INC. will be held in the Pan American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on Thursday, July 24, 1997, at 10:00 a.m., C.D.S.T., to vote upon the following matters:

     1. The election of three Directors to serve three-year terms ending in July 2000 or until their successors are elected and qualified;

     2. A proposal to approve the 1997 Stock Incentive Plan;

     3. A proposal to approve the Executive Officer Annual Incentive Plan;

     4. Ratification of the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending March 31, 1998; and

     5. Such other matters as may properly come before the meeting or any adjournment thereof.

     The record date for the determination of stockholders entitled to notice of and to vote at the meeting has been fixed as June 2, 1997.

     Stockholders are requested to date, sign and return as soon as possible the enclosed proxy card. A return envelope which requires no postage if mailed in the United States is enclosed for that purpose.

                                            By Order of the Board of Directors

                                            /s/ CLIFFE F. LABORDE

                                            Cliffe F. Laborde
                                            Senior Vice President, Secretary
                                            and General Counsel

New Orleans, Louisiana
June 10, 1997

                               TABLE OF CONTENTS

                        DESCRIPTION                           PAGE
                        -----------                           ----
Solicitation of Proxies.....................................    1
Revocation of Proxies.......................................    1
Shares Outstanding and Voting Procedures....................    1
Security Ownership of Certain Beneficial Owners.............    2
Security Ownership of Management............................    2
Election of Directors (Proposal 1)..........................    3
Committees of the Board.....................................    5
Compensation Committee Interlocks and Insider
  Participation.............................................    6
Director Compensation.......................................    6
Executive Compensation......................................    7
Compensation Committee Report...............................   11
Performance Graph...........................................   14
Interest in Certain Transactions............................   15
Proposal to Approve 1997 Stock Incentive Plan (Proposal
  2)........................................................   16
Proposal to Approve the Executive Officer Annual Incentive
  Plan (Proposal 3).........................................   21
Proposal for the Ratification of Selection of Independent
  Accountants (Proposal 4)..................................   22
Stockholder Proposals and Director Nominations..............   23
Other Matters...............................................   24

                                 TIDEWATER INC.
                               1440 CANAL STREET
                             NEW ORLEANS, LA 70112

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors of Tidewater Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company which will be held in the Auditorium of the Pan American Life Center, 601 Poydras Street, New Orleans, Louisiana, on Thursday, July 24, 1997, at 10:00 a.m., C.D.S.T., and at any adjournment thereof. Only stockholders of record at the close of business on June 2, 1997, are entitled to vote at the meeting or any adjournment thereof.

     The Company will bear the costs of soliciting proxies. Proxies may be solicited, without extra remuneration, by Directors, officers, or employees of the Company, by mail, telephone, telex, telefax, telegram, or personal interview. The Company will reimburse brokers, banks, and other custodians, nominees, or fiduciaries for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners of shares.

                             REVOCATION OF PROXIES

     Any stockholder giving a proxy may revoke it at any time before it is voted by voting in person at the meeting or by delivering written revocation or a later dated proxy to the Secretary of the Company.

                    SHARES OUTSTANDING AND VOTING PROCEDURES

     The Bylaws of the Company (the "Bylaws") provide that the holders of a majority of the shares of common stock of the Company, par value $.10 per share (the "Common Stock"), issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. The Bylaws further provide that, except as otherwise provided by statute, the Certificate of Incorporation of the Company, or the Bylaws, all matters coming before the Annual Meeting shall be decided by the vote of a majority of the number of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote.

     Abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals will not, however, be deemed to be a part of the voting power present with respect to such proposals and will not therefore count as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such proposals.

     As of the close of business on June 2, 1997, the Company had 60,324,802 shares of Common Stock that were issued, outstanding, and entitled to vote. Each share of Common Stock is entitled to one vote with respect to matters to be voted upon at the meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table and notes thereto indicate the name, address, and stock ownership of each person or persons known by the Company to own beneficially more than 5% of the Company's voting securities as of June 2, 1997:

                                                              AMOUNT AND
                                                              NATURE OF
                     NAME AND ADDRESS                         BENEFICIAL       PERCENT
                    OF BENEFICIAL OWNER                       OWNERSHIP      OF CLASS(2)
                    -------------------                      ------------    -----------
Common Stock
  FMR Corporation..........................................   6,032,027(1)      10.0%
  82 Devonshire Street
  Boston, MA 02109

---------------

(1) Based on amended Schedule 13G dated January 10, 1997, filed with the Commission reporting the beneficial ownership position of FMR Corporation.

(2) Based on 60,339,850 shares of Common Stock outstanding on June 2, 1997.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Common Stock as of June 2, 1997, with respect to each executive officer named in the Summary Compensation Table and by all Directors and executive officers as a group:

                                                                AMOUNT AND
                                                                 NATURE OF          PERCENT
                          NAME                             BENEFICIAL OWNERSHIP*    OF CLASS
                          ----                             ---------------------    --------
Robert H. Boh............................................           11,000(1)          **
Donald T. Bollinger......................................           36,080(1)          **
Arthur R. Carlson........................................            7,100(1)          **
Richard M. Currence......................................          151,294(2)          **
Larry D. Hornbeck........................................          174,486(3)          **
Hugh J. Kelly............................................            8,000(1)          **
Cliffe F. Laborde........................................           79,111(4)          **
John P. Laborde..........................................          186,569(5)          **
Paul W. Murrill..........................................            7,100(1)          **
William C. O'Malley......................................          386,821(6)          **
Lester Pollack...........................................        1,497,999(7)         2.5%(8)
J. Hugh Roff, Jr.........................................            8,000(9)          **
Stephen A. Snider........................................           47,917(10)         **
Ken C. Tamblyn...........................................           39,424(11)         **
All Directors and Executive Officers as a group (14
  persons)...............................................        2,640,901(12)        4.4%(13)

---------------

  * Unless otherwise indicated by footnote, all shares are held by the named individuals with sole voting and investment powers.

 **  Less than 1.0%.

 (1) Includes 7,000 shares of Common Stock that such person has the right to acquire within 60 days upon exercise of a stock option granted to Directors of the Company who are not employees of the Company ("Outside Directors").

 (2) Includes 124,166 shares which Mr. Currence has the right to acquire within 60 days through the exercise of employee stock options together with related restricted stock awards, and 4,251 shares of Common Stock attributable to Mr. Currence's account in the Company's Savings Plan, as to which shares Mr. Currence has sole voting power.

 (3) Includes 1,000 shares of Common Stock which Mr. Hornbeck has the right to acquire within 60 days upon exercise of an Outside Director stock option.

 (4) Includes 66,989 shares which Mr. Laborde has the right to acquire within 60 days through the exercise of employee stock options together with related restricted stock awards, 8,484 shares held in trusts for Mr. Laborde's minor children, beneficial ownership of which is disclaimed, and 648 shares of Common Stock attributable to Mr. Laborde's account in the Company Savings Plan, as to which shares Mr. Laborde has sole voting power.

 (5) Includes 932 shares owned by Mr. Laborde's wife, beneficial ownership of which is disclaimed.

 (6) Includes 316,666 shares which Mr. O'Malley has the right to acquire within 60 days through the exercise of employee stock options, and 155 shares of Common Stock attributable to Mr. O'Malley's account in the Company's Savings Plan, as to which shares Mr. O'Malley has sole voting power.

 (7) Includes 5,000 shares of Common Stock which Mr. Pollack has the right to acquire within 60 days through exercise of an Outside Director stock option, and 1,492,999 shares owned by the Corporate Partners Group, as to which Mr. Pollack disclaims beneficial ownership.

 (8) Calculated on the basis of 60,339,850 shares of Common Stock outstanding at June 2, 1997, plus the number of shares such person has the right to acquire within 60 days.

 (9) Includes 6,000 shares of Common Stock which Mr. Roff has the right to acquire within 60 days upon exercise of an Outside Director stock option.

(10) Includes 37,944 shares which Mr. Snider has the right to acquire within 60 days through the exercise of employee stock options together with related restricted stock awards, and 973 shares of Common Stock attributable to Mr. Snider's account in the Company's Savings Plan, as to which shares Mr. Snider has sole voting power.

(11) Includes 17,333 shares which Mr. Tamblyn has the right to acquire within 60 days through the exercise of employee stock options together with related restricted stock awards, and 2,976 shares of Common Stock attributable to Mr. Tamblyn's account in the Company's Savings Plan, as to which shares Mr. Tamblyn has sole voting power.

(12) Includes 610,098 shares of Common Stock that such persons have the right to acquire within 60 days through the exercise of options together with related restricted stock awards; 1,502,415 shares for which Directors and executive officers reported indirect ownership and disclaim beneficial ownership; and 9,003 shares of Common Stock attributable to such persons' accounts in the Company's Savings Plan, as to which shares such persons have sole voting power only.

(13) Calculated on the basis of 60,339,850 shares of Common Stock outstanding at June 2, 1997, and the 610,098 shares that all Directors and executive officers as a group have the right to acquire within 60 days.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     The Company's Certificate of Incorporation divides the Board of Directors into three classes, as nearly equal in number as possible, with each class of Directors serving a three-year term. The term of office of the classes of Directors expires in rotation so that one class is elected at each Annual Meeting for a full three-year term. The terms of Messrs. Arthur R. Carlson, John
P. Laborde and William C. O'Malley will expire at the Annual Meeting.

     The Board of Directors has nominated and urges you to vote FOR the election of Messrs. Carlson, Laborde and O'Malley for terms of office ending in 2000. Proxies solicited hereby will be so voted unless stockholders specify otherwise in their proxies.

     It is intended that the proxies solicited hereby will be voted FOR the election of each individual named under "Nominees" below. In the event any nominee is not a candidate when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. The Board of Directors has no reason to believe that any nominee will not be a candidate or, if elected, will be unable or unwilling to serve as a Director. In no event, however, will the proxies be voted for a greater number of persons than the number of nominees named.

                                                                                      DIRECTOR     TERM
           NOMINEES              AGE        PRINCIPAL OCCUPATION OR EMPLOYMENT         SINCE     EXPIRING
           --------              ---        ----------------------------------        --------   --------
Arthur R. Carlson                56     Managing Director, Trust Company of the         1982       2000
                                        West (investment advisor).

John P. Laborde                  73     Former Chairman, President and Chief            1956       2000
                                        Executive Office of the Company from 1956
                                        to 1994; Director of Stolt Comex Seaway
                                        S.A., Stone Energy Corporation, Stewart
                                        Enterprises, Inc., and Director Emeritus
                                        of American Bankers Insurance Group Inc.

William C. O'Malley              60     Chairman, President and Chief Executive         1994       2000
                                        Officer of the Company since 1994; prior
                                        thereto, served as Chairman of the Board
                                        and Chief Executive Officer of Sonat
                                        Offshore Drilling, Inc.; Director of
                                        American Oilfield Divers, Inc., Hibernia
                                        Corporation, and American Bureau of
                                        Shipping.

           DIRECTORS                                                                  DIRECTOR     TERM
     CONTINUING IN OFFICE        AGE        PRINCIPAL OCCUPATION OR EMPLOYMENT         SINCE     EXPIRING
     --------------------        ---        ----------------------------------        --------   --------
Robert H. Boh                    66     Chairman and Former President and Chief         1978       1999
                                        Executive Officer of Boh Bros.
                                        Construction Co. (general construction
                                        contractor); and Chairman of Hibernia
                                        Corporation and Hibernia National Bank.

Donald T. Bollinger              47     Chairman of Bollinger Shipyards, Inc.           1990       1999
                                        since 1989 and its Chief Executive Officer
                                        since 1985; Director of Banc One Louisiana
                                        Corporation, Campo Electronics Appliances
                                        & Computers, Inc. and Louisiana Worker's
                                        Compensation Corp.

Larry D. Hornbeck                58     Former Chairman, President and Chief            1966       1999
                                        Executive Officer of Hornbeck Offshore
                                        Services, Inc.; Director of Coastal
                                        Towing, Inc.

Hugh J. Kelly                    72     Oil and gas consultant since 1989; former       1990       1999
                                        Chief Executive Officer of Ocean Drilling
                                        and Exploration Company, 1977-1989;
                                        Director of Chieftain International, Inc.,
                                        Central Louisiana Electric Co., and Gulf
                                        Island Fabrication Co.

           DIRECTORS                                                                  DIRECTOR     TERM
     CONTINUING IN OFFICE        AGE        PRINCIPAL OCCUPATION OR EMPLOYMENT         SINCE     EXPIRING
     --------------------        ---        ----------------------------------        --------   --------
Paul W. Murrill                  62     Professional Engineer; Chairman of              1981       1998
                                        Piccadilly Cafeterias since 1994; Special
                                        Advisor to the Chairman of the Board of
                                        Gulf States Utilities Co. (public
                                        utility), 1987-1989, its Chairman,
                                        1982-1987, and its Chief Executive
                                        Officer, 1982-1986; Director of ChemFirst,
                                        Inc., Entergy Corporation, Howell
                                        Corporation, Piccadilly Cafeterias, Inc.,
                                        and ZYGO Corp.

Lester Pollack                   63     Senior Managing Director of Corporate           1992       1998
                                        Advisors, L.P. since 1988, Managing
                                        Director of Lazard Freres & Co. LLC since
                                        1995 (prior thereto a general partner),
                                        Chief Executive Officer of Centre
                                        Partners, L.P. since 1986 and Managing
                                        Director of Centre Partners Management LLC
                                        since 1995; Director of Parlex
                                        Corporation, LaSalle Re Limited, Firearms
                                        Training Systems, Inc., Sphere Drake
                                        Holdings, Ltd., and SunAmerica, Inc.

J. Hugh Roff, Jr.                65     Chairman of the Board of PetroUnited            1986       1998
                                        Terminals, Inc. (petrochemical terminals)
                                        since 1986; Director of Texas Commerce
                                        Bank, N.A.

                            COMMITTEES OF THE BOARD

     The Company has standing Executive, Audit, and Compensation Committees of the Board of Directors. It has no nominating committee. During fiscal 1997, nine meetings of the Board of Directors were held. Each Director attended at least 75% of the aggregate of the meetings of the Board and the Committees on which they served except that Mr. Pollack was only able to attend one of the three meetings of the Audit Committee.

     The Company's Executive Committee is composed of Messrs. Robert H. Boh, Donald T. Bollinger, Arthur R. Carlson, Larry D. Hornbeck, Hugh J. Kelly, John
P. Laborde, Paul W. Murrill, William C. O'Malley, Lester Pollack, and J. Hugh Roff, Jr. The function of the Committee is to act in the place of the Board of Directors at times when the Board is not in session. The Committee may exercise all powers of the Board except those powers specifically reserved to the Board under applicable law. The Committee did not meet during fiscal 1997.

     The Company's Audit Committee is composed of Messrs. Donald T. Bollinger, Larry D. Hornbeck, John P. Laborde, Paul W. Murrill, and Lester Pollack. The Committee met three times during fiscal 1997. The principal functions of the Committee are to recommend selection of independent auditors, review the plan for and results of audit examinations by internal and independent auditors, review the Company's annual and quarterly financial statements, and review and approve the services provided and fees charged by independent auditors. The Committee also monitors and evaluates internal accounting controls of the Company and ensures continuing adherence to stated management policies and regulatory requirements in the area of financial reporting.

     The Company's Compensation Committee is composed of Messrs. Robert H. Boh, Arthur R. Carlson, Hugh J. Kelly, and J. Hugh Roff, Jr. The Committee met seven times during fiscal 1997. The principal functions of the Committee include responsibility for considering all substantive elements of the Company's total employee compensation package, including overall plan design for each of the Company's major benefit programs, determining appropriate actuarial assumptions and funding methods, appointing and monitoring independent investment managers and monitoring compliance with applicable provisions of state and federal law. The Committee also has responsibility for determining salary and bonus awards for executive officers and determining stock option and restricted stock awards for all key employees.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee are Messrs. Robert H. Boh, Arthur R. Carlson, Hugh J. Kelly, and J. Hugh Roff, Jr. None of the members of the Compensation Committee have been officers or employees of the Company or any of its subsidiaries. No executive officer of the Company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a Director or on the Compensation Committee of the Company.

                             DIRECTOR COMPENSATION

     For fiscal 1997, Outside Directors of the Company received an annual retainer fee of $20,000 and a fee of $1,500 for attendance at each meeting of the Board of Directors. Directors also received a fee of $1,000 for attendance at each meeting of any Committee of the Board of Directors or $1,400 for attendance at those Committee meetings they chaired.

     For fiscal 1998, Outside Directors of the Company will receive an annual retainer fee of $25,000, except for John P. Laborde, who will receive an annual retainer fee of $100,000 for the duration of his three year term as Director. Mr. Laborde, the founder of the Company who served as Chairman and Chief Executive Officer of the Company for 38 years, has served as a consultant to the Company since his retirement in October 1994, pursuant to a consulting contract which will terminate on October 20, 1997. (See Section "Interest in Certain Transactions") The Board of Directors approved that Mr. Laborde receive the increased annual retainer fee for services to be rendered to the Board. The Board of Directors also elected Mr. Laborde to the honorary position of Chairman Emeritus.

     For fiscal 1998, in addition to the annual retainer fee, Outside Directors will receive a fee of $1,500 for attendance at each meeting of the Board of Directors. Directors will also receive a fee of $1,200 for attendance at each meeting of any Committee of the Board of Directors or $1,600 for attendance at those committee meetings they chair.

     For fiscal 1997, Outside Directors also received a stock option to purchase 1,000 shares of Common Stock after the Annual Meeting of Stockholders. The exercise price of the stock options was equal to the closing price for the Common Stock reported on the New York Stock Exchange consolidated tape on the date of the Annual Meeting.

     For fiscal 1998, assuming the proposed 1997 Stock Incentive Plan is approved by stockholders at the Annual Meeting, Outside Directors will receive a stock option to purchase 2,000 shares of common stock after the Annual Meeting. The exercise price of the stock option will be equal to the closing price for the Common Stock reported on the New York Stock Exchange consolidated tape on the date of the Annual Meeting.

     The Company provides a Deferred Compensation Plan pursuant to which an Outside Director may elect to defer all fees which are payable to him from the Company. Deferred amounts are credited to an account in the name of the participant as a cash credit or a phantom Common Stock credit of the Company's Common Stock. Cash credit accounts are credited quarterly with interest at a rate based upon the one year U.S. Treasury Bill rate. The phantom share accounts are credited with a Common Stock dividend equivalent at the time dividends are paid on Common Stock. Upon the earlier of termination of Board service with the Company or the Director's attainment of age 65, amounts accrued under this Plan are payable either in a lump sum or over a period of two to ten years, at the election of the participant. Directors participate at their election in this Plan on a year-to-year basis. Two Directors participated in the Deferred Compensation Plan during fiscal 1997.

     The Company also provides a Retirement Plan for the benefit of Outside Directors who retire from the Board on or after reaching age 65 or after completing five or more years of service on the Board. Under the Retirement Plan, an eligible Director will be entitled to an annual benefit equal to the annual retainer fee for a Board member at the time of his retirement. (For Mr. Laborde, the annual retainer fee for purposes of this Retirement Plan will be the same amount as the other Directors' annual retainer fee.) The benefit is payable for a term equal to the number of years the retired Director served as an Outside Director. If a Director dies prior to payment of his benefit, a death benefit is payable to his beneficiaries equal to the then present value of the unpaid benefit.

     The Deferred Compensation Plan and the Retirement Plan both provide for the acceleration of the payment of certain benefits in the event of a change of control in the Company. In such event, any unpaid benefits deferred under the Deferred Compensation Plan as a cash credit only and any Retirement Plan benefits are payable upon the Company's receipt of a request for payment by a Director.

                             EXECUTIVE COMPENSATION

     The following table summarizes, for each of the three fiscal years ended March 31, 1995, 1996, and 1997, the compensation of the named individuals in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                       ANNUAL COMPENSATION        ------------------------------------
                                   ----------------------------   RESTRICTED    NO. OF     ALL OTHER
            NAME AND               FISCAL                           STOCK       OPTIONS   COMPENSATION
       PRINCIPAL POSITION           YEAR     SALARY     BONUS     AWARDS(1)     AWARDED       (2)
       ------------------          ------   --------   --------   ----------    -------   ------------
William C. O'Malley,                1997    $500,000   $750,000          -0-    100,000     $18,786
  Chairman, President and           1996     500,000    456,000          -0-     50,000      11,376
  Chief Executive Officer           1995     268,918    200,000   $1,636,250(3) 450,000       1,938

Richard M. Currence,                1997     245,000    244,389          -0-     50,000      11,226
  Executive Vice President          1996     245,000    175,000          -0-     22,000      11,226
                                    1995     242,500    140,000       38,760(4)  45,675      11,151
Ken C. Tamblyn,                     1997     235,000    234,414          -0-     50,000      10,926
  Executive Vice President          1996     235,000    175,000          -0-     22,000      10,926
  and Chief Financial Officer       1995     232,500    140,000       37,091(4)  45,000      10,851

Cliffe F. Laborde,                  1997     200,000    153,125          -0-     35,000       9,876
  Senior Vice President,            1996     200,000    120,000          -0-     18,000       9,876
  Secretary and General             1995     197,500     85,000       26,878(4)  30,875       9,801
  Counsel

Stephen A. Snider,                  1997     160,000     87,500          -0-     30,000       8,676
  Senior Vice President             1996     160,000     68,000          -0-     18,000       8,676
                                    1995     149,583     85,000       26,878(4)  35,875       8,373

---------------

(1) Reflects the number of shares of restricted stock awarded multiplied by the closing market price of the Company's Common Stock on the date of grant.

(2) Consists of amounts contributed by the Company on behalf of the named executive officer pursuant to the Company's Savings Plan and Supplemental Savings Plan and health care premiums paid by the Company under the Company's Executive Medical Plan. See following table.

(3) Reflects the value on the date of grant of 70,000 shares of restricted stock that vest based upon increases in the price of Common Stock and that were awarded to Mr. O'Malley in Fiscal 1995 of which 20,000 shares remain subject to restriction. Dividends are paid on the shares of restricted stock. The aggregate market value of the 20,000 shares subject to restriction was $920,000 as of March 31, 1997.

(4) Reflects the value of shares of restricted stock (the "Restricted Shares") that the named individual has the right to receive upon the exercise of related stock options. Once issued, the Restricted Shares are restricted for a period of six months. Once the Restricted Shares are issued, the holders of the Restricted Shares will be entitled to receive any dividends paid to the holders of Common Stock of the Company. For Fiscal 1995, the number of Restricted Shares to be awarded to each named individual is as follows: Mr. Currence 1,742 shares, Mr. Tamblyn 1,667 shares, Mr. Laborde 1,208 shares, and Mr. Snider 1,208 shares.

                       AMOUNTS CONTRIBUTED BY THE COMPANY
             PURSUANT TO SAVINGS PLAN AND SUPPLEMENTAL SAVINGS PLAN
                  AND HEALTH CARE PREMIUMS PAID BY THE COMPANY
                          UNDER EXECUTIVE MEDICAL PLAN

                                                                      CONTRIBUTIONS     PREMIUMS PAID
                                                                          UNDER        UNDER EXECUTIVE
                        NAME                           FISCAL YEAR    SAVINGS PLANS     MEDICAL PLAN
                        ----                           -----------    -------------    ---------------
William C. O'Malley..................................     1997           $15,000           $3,876
                                                          1996             7,500            3,876

                                                          1995                 0            1,938
Richard M. Currence..................................     1997             7,350            3,876
                                                          1996             7,350            3,876
                                                          1995             7,275            3,876

Ken C. Tamblyn.......................................     1997             7,050            3,876
                                                          1996             7,050            3,876
                                                          1995             6,975            3,876

Cliffe F. Laborde....................................     1997             6,000            3,876
                                                          1996             6,000            3,876
                                                          1995             5,925            3,876

Stephen A. Snider....................................     1997             4,800            3,876
                                                          1996             4,800            3,876
                                                          1995             4,497            3,876

STOCK OPTIONS

     The following table contains certain information concerning the grant of stock options to the named individuals during the fiscal year ended March 31, 1997:

               OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 1997

                                           % OF TOTAL                            POTENTIAL REALIZABLE VALUE
                                NUMBER       OPTIONS                               AT ASSUMED ANNUAL RATES
                              OF SHARES    GRANTED TO                            OF STOCK PRICE APPRECIATION
                              UNDERLYING    EMPLOYEES                                  FOR OPTION TERM
                               OPTIONS       IN LAST     EXERCISE   EXPIRATION   ---------------------------
            NAME              GRANTED(1)   FISCAL YEAR   PRICE(2)      DATE           5%            10%
            ----              ----------   -----------   --------   ----------   ------------   ------------
William C. O'Malley.........   100,000        19.6%      $43.625     3/19/07       $2,892,915     $7,331,215
Richard M. Currence.........    50,000         9.8%       43.625     3/19/07        1,446,458      3,665,608
Ken C. Tamblyn..............    50,000         9.8%       43.625     3/19/07        1,446,458      3,665,608
Cliffe F. Laborde...........    35,000         6.8%       43.625     3/19/07        1,012,520      2,565,925
Stephen A. Snider...........    30,000         5.9%       43.625     3/19/07          867,875      2,195,365

---------------

(1) The options become fully exercisable within three years after the date of grant. Exercisability is accelerated upon a change of control.

(2) The exercise price is equal to the closing price of the Company's common stock on the New York Stock Exchange consolidated tape on the date of grant.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning the exercise of options during the fiscal year ended March 31, 1997, and unexercised options held on March 31, 1997:

        AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED MARCH 31, 1997
                     AND OPTION VALUES AS OF MARCH 31, 1997

                                                       NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                          NUMBER                         SHARES UNDERLYING           IN-THE-MONEY OPTIONS
                         OF SHARES                   OPTIONS AT MARCH 31, 1997       AT MARCH 31, 1997(2)
                         ACQUIRED        VALUE      ---------------------------   ---------------------------
         NAME           ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           -----------   -----------   -----------   -------------   -----------   -------------
William C. O'Malley...       -0-             -0-      316,666        283,334      $7,122,912     $3,973,963
Richard M. Currence...     2,050      $   82,892      120,783         79,892       3,334,519        615,513
Ken C. Tamblyn........    54,518       1,418,935       17,333         79,667         321,331        610,169
Cliffe F. Laborde.....     4,000         137,260       64,517         57,292       1,661,693        433,228
Stephen A. Snider.....    25,000         670,280       36,583         56,292         870,929        529,353

---------------

(1) Reflects the difference between the closing sale price of the Company's Common Stock on the exercise date and the exercise price of the options.

(2) Reflects the difference between the closing sale price of the Company's Common Stock on March 31, 1997, and the exercise price of the options.

PENSION PLANS

     Defined Benefit Pension Plan. The Company and its participating subsidiaries sponsor a defined benefit pension plan ("Pension Plan") covering eligible employees. Upon normal retirement at age 65, the Pension Plan provides a monthly benefit equal to the sum of (i) 1.5% of five-year final average earnings above Social Security covered compensation times years of credited service to a maximum of 35, plus (ii) 0.85% of five-year final average earnings of Social Security covered compensation times years of credited service to a maximum of 35, plus (iii) 1% of five-year final average earnings times credited service in excess of 35 years.

     Early retirement benefits are available upon attainment of age 55 and completion of 10 years of credited service and are payable on a reduced basis. There is no reduction for benefits payable at age 62 or later. For employees retiring between age 55 and 62, the reduction is 5% per year for each year prior to age 62. A retiring employee may select a life annuity or one of several optional forms of settlement.

     Employees completing five years of credited service are 100% vested in their pension benefits. Messrs. O'Malley, Currence, Tamblyn, Cliffe Laborde, and Snider have 2, 23, 11, 5 and 5 years of credited service, respectively, under the Company's Pension Plan.

     Supplemental Executive Retirement Plan. Under federal law, an employee's benefits under a qualified pension plan are limited to certain maximum amounts. The Company has adopted a supplemental executive retirement plan ("SERP") to supplement the benefits received by the Company's officers participating in the Pension Plan. The supplemental benefits consist of an amount equal to the excess of the participant's benefits calculated under the Pension Plan over the maximum benefit permitted by law. The SERP also gives credit for prior service by the SERP participants without regard to any break in service. As a consequence, under the SERP, Messrs. Currence and Snider were given credit for prior service without regard to their breaks in service. The SERP also provides for payment of a supplemental monthly benefit upon an officer's death or upon the later of attainment of age 55 or separation from service. The monthly benefit is equal to the sum of

(i) 2.0% of five-year final average earnings above Social Security covered compensation times years of credited service to a maximum of 35 years, plus (ii) 1.35% of five-year final average earnings below Social Security covered compensation times years of credited service to a maximum of 35 years, plus
(iii) 1% of five-year final average earnings times credited service in excess of 35 years. The monthly benefit provided by the SERP is offset by the monthly benefit provided by the Pension Plan.

     The following table sets forth estimated aggregate combined annual benefits payable in the form of a straight life annuity under the Pension Plan and the SERP upon retirement to persons in the remuneration and years-of-service classifications specified. Benefits are not subject to any deduction for Social Security or other offset amounts.

                              PENSION PLANS TABLE

  FIVE-YEAR                                        YEARS OF CREDITED SERVICE AT RETIREMENT
FINAL AVERAGE                              --------------------------------------------------------
  EARNINGS                                    15          20          25          30          35
-------------                              --------    --------    --------    --------    --------
 $150,000................................  $ 42,143    $ 56,190    $ 70,238    $ 84,286    $ 98,333
 $175,000................................    49,643      66,190      82,738      99,286     115,833
 $200,000................................    57,143      76,190      95,238     114,286     133,333
 $225,000................................    64,643      86,190     107,738     129,286     150,833
 $250,000................................    72,143      96,190     120,238     144,286     168,333
 $300,000................................    87,143     116,190     145,238     174,286     203,333
 $400,000................................   117,143     156,190     195,238     234,286     273,333
 $500,000................................   147,143     196,190     245,238     294,286     343,333
 $600,000................................   177,143     236,190     295,238     354,286     413,333

EMPLOYMENT CONTRACTS

     The Company has entered into an employment agreement (the "Employment Agreement") with Mr. William C. O'Malley, pursuant to which Mr. O'Malley agreed to serve as the Chairman, President, and Chief Executive Officer of the Company. Under the Employment Agreement, which has a term that expires on December 31, 1997, the Company pays Mr. O'Malley a minimum annual base salary of $500,000. In addition, Mr. O'Malley is eligible for an annual incentive bonus in accordance with the terms of the Company's incentive compensation plans. Under the Employment Agreement, the Company has agreed to pay Mr. O'Malley such additional amounts as are necessary in order that his total retirement benefits will not be less than the benefits he would have been entitled to receive under the retirement plans of his previous employer. Upon death or disability, Mr. O'Malley or his estate will be paid 50% of the base salary that he would have been paid under the Employment Agreement for the remaining term.

CHANGE OF CONTROL AGREEMENTS

     The Company has entered into change of control agreements (the "Change of Control Agreements") with each of the executive officers named in the Summary Compensation Table. Mr. O'Malley's Change of Control Agreement supersedes his employment agreement upon a change of control of the Company.

     The Change of Control Agreements for each executive officer provide for continued employment for a two-year period following a change of control (the "Employment Term"). Should the officer's employment be terminated during the Employment Term for any reason other than death, disability or "Cause," as defined, or should the officer terminate his employment for "Good Reason," as defined, the officer will become entitled to certain benefits. The benefits include a lump sum payment equal to three times the officer's base salary at termination, plus a payment equal to three times the greater of the average of his last three bonuses or the target bonus for which the officer is eligible within the following twelve months. Also, the officer will be entitled to continued life and health insurance benefits for thirty-six months following the date of termination. The officer will immediately become fully vested in his benefits under each supplemental or excess retirement plan of the Company in which the officer participated. In addition, the Company will contribute to a trust for the officer's account an amount equal to the additional benefits to which the officer would have been entitled under any qualified or non-qualified defined benefit or defined contribution plan of the Company, as if the officer had continued to participate in such plan for three years following the change of control.

     Mr. O'Malley's Change of Control Agreement provides that he is entitled to payments related to any excise tax that arises as a result of the "excess parachute payment" provisions of section 4999 of the Internal Revenue Code of 1986, to the extent such payments are provided for under any employment agreement in effect immediately prior to a change of control. Mr. O'Malley's current employment agreement provides for payments in such amounts as are necessary to place Mr. O'Malley in the same after-tax position as he would have been in had such excise tax not been applicable to him. The Change of Control Agreements with the other named executive officers provide that if the excise tax would be avoided by reduction of benefits payable under the Change of Control Agreements, then a reduction will occur, unless the amount of the reduction would exceed the excise tax due thereon, in which case there will be no reduction. Mr. O'Malley's Change of Control Agreement also continues in effect any additional retirement, death and disability benefits provided by an employment agreement in effect at the time of a change of control.

                         COMPENSATION COMMITTEE REPORT

PRINCIPLES OF EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of independent Outside Directors who are responsible for Tidewater's compensation programs. The executive compensation program is designed to help the Company attract, motivate, and retain the executive talent that the Company needs in order to maximize its return to shareholders. Toward that end, the Company's executive compensation program has been structured based on the following principles:

     - COMPETITIVE LEVELS OF COMPENSATION -- Tidewater attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications. Total compensation is defined to include base salary, annual incentive bonus, long-term incentives, and executive benefits.

     The Company's philosophy is to provide a total compensation package which is market driven. The Company determines competitive levels of compensation for executive positions based on information drawn from compensation surveys, proxy statements for comparable organizations and independent compensation consultants. Tidewater considers market pay data for general industry companies with comparable revenues to Tidewater and the Value Line oilfield service peer companies used in the total shareholder return graph in this proxy statement in setting competitive compensation levels.

     - PAY FOR PERFORMANCE -- Tidewater's base salary and incentive plans are managed within a pay for performance framework. As a result, while the expected value of an executive's compensation package may be market driven, actual payments made to executives in a given year may be higher or lower than competitive market rates because of Company and individual performance.

     - FOCUS ON ANNUAL AND LONG-TERM RESULTS -- As part of its pay for performance program, Tidewater maintains both an annual and a long-term incentive plan for key employees. The purpose of the annual incentive plan is to reward short-term performance that is tied to the Company's annual business objectives. The long-term incentive plan focuses on providing stock based Incentives which are intended to be consistent with the goals of long term shareholders.

DESCRIPTION OF THE CURRENT EXECUTIVE COMPENSATION PROGRAM

     This section describes each of the principal elements of the Company's executive compensation program with specific reference to the objectives discussed above. The Company's compensation program is periodically reviewed to ensure an appropriate mix of base salary, annual incentive, and long-term incentive within the philosophy of providing competitive total direct compensation opportunities.

     Base Salary Program. Tidewater believes that offering competitive rates of base pay plays an important role in our ability to attract and retain executive talent. Discretionary base salary adjustments are also made for each individual employee's performance over time. Consequently, employees with higher levels of sustained performance over time will be paid correspondingly higher salaries. Generally, salaries for executives are reviewed annually based on a variety of factors, including individual performance, general levels of market salary increases, and Tidewater's overall financial results. Unlike the prior two fiscal years, base salaries for fiscal year 1998 will be adjusted upward to maintain competitive rates of base pay; however, greater emphasis continues to be placed upon the incentive portion of total cash compensation and the risk/reward element of executive compensation.

     Annual Incentive Plan. Tidewater's annual incentive plan is intended to motivate, attract, and retain high quality employees by offering variable pay tied to Company and individual performance. This program is also an important component in providing a fully competitive compensation package to the Company's executive officers.

     A bonus pool is established each year based on the Company's overall performance against measures established by the Compensation Committee of the Board of Directors. In fiscal 1997, two equally weighted performance measures were considered. These performance measures were (1) adjusted net income compared to the budget, and (2) return on total capital compared to the Value Line oilfield services industry peer group.

     For fiscal 1997, the Company exceeded the targets for return on total capital and for adjusted net income as compared to the budget. As a result, the overall company performance measures generated a bonus pool from which payouts were made.

     Individual awards from the established bonus pool are determined by the Compensation Committee. The Chief Executive Officer provides advice to the Committee for specific individual awards for executives other than himself. Individual awards from the pool are based on a combination of objective performance criteria (such as operating margins, business unit performance, and the attainment of safety goals), as well as a discretionary evaluation of individual employee performance.

     The aggregate individual bonus awards for fiscal 1997 did not exceed the amount of funds in the bonus pool.

     For fiscal year 1998, the Company has submitted for approval to shareholders the Executive Officer Annual Incentive Plan, which for fiscal 1998 applies only to the Chief Executive Officer, and which is intended to comply with Section 162(m) of the Internal Revenue Code. This plan provides for payment of a variable bonus contingent upon achievement of certain performance goals. For fiscal 1998, the performance measures are 1) adjusted net income versus budget; 2) return on total capital as compared to the Value Line oilfield services industry peer group; and 3) achievement of safety performance goals. The actual amount of the incentive award is dependent upon the attainment of corporate performance in each of these three criteria. The target payout is 100% of base salary; the maximum payout is 200% of base salary.

     Long-Term Incentive Plan. Tidewater's long-term incentive plan provides long-term incentives to executives in two forms: stock options and restricted stock.

     Tidewater's stock option plan is intended to reward participants for generating appreciation in the Company's stock price. Stock options granted during the last fiscal year were granted at the closing price of the Company's Common Stock on the New York Stock Exchange on the date of grant. All stock options have a term of 10 years and are exercisable in accordance with a vesting schedule established by the Compensation Committee at the time of the grant. For fiscal 1997, the Compensation Committee used a vesting schedule of one-third per year commencing one year following the grant date. Although restricted stock was awarded in fiscal 1995, no such grants were made in fiscal 1996 or fiscal 1997.

     Tidewater's overall stock option and restricted stock grant levels generally are established by considering market data on grant levels. Individual long-term incentive grants are based on a subjective evaluation of the level of responsibility of each participant in the Company and individual performance.

1997 CHIEF EXECUTIVE OFFICER COMPENSATION

     During fiscal 1997, Mr. William C. O'Malley served as Chief Executive Officer pursuant to an employment contract entered into in June 1994. The employment contract set Mr. O'Malley's annual base salary at $500,000, which is the amount he received in fiscal 1997. On March 19, 1997, Mr. O'Malley was granted stock options to purchase 100,000 shares of Common Stock. The size of the stock option grant was based upon the Committee's subjective evaluation of Mr. O'Malley's performance during the last fiscal year. In addition, under the terms of the annual incentive plan, Mr. O'Malley was eligible for an annual incentive award for fiscal 1997. Based upon Company performance under the plan measures (as described previously in this report), and the discretionary evaluation of the Company's safety performance and his individual performance by the Compensation Committee, an allowable payout of $750,000 was awarded.

     For fiscal 1998, the Compensation Committee has increased Mr. O'Malley's annual base salary to $600,000.

$1 MILLION PAY DEDUCTIBILITY CAP

     Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to each of its most highly compensated executive officers. Although the aggregate of Mr. O'Malley's salary and bonus for fiscal 1997 exceeded $1 million, his 1997 bonus was not paid until fiscal 1998. As a result, the compensation paid to each of the named executive officers for the income tax year ending March 31, 1997, did not exceed the amount deductible under Section 162(m). Mr. O'Malley elected to defer receipt of a portion of his bonus for fiscal 1997 and, accordingly, the amount of salary and bonus paid to him during fiscal 1998 is also expected to be fully deductible. The Company is asking the stockholders to approve the Executive Officer Annual Incentive Plan and the 1997 Stock Incentive Plan in order that benefits paid through those plans in the future will be excluded in calculating the $1 million limit of Section 162(m). The Compensation Committee intends to establish executive officer compensation programs that will maximize Tidewater's income tax deduction, assuming the Committee determines that such actions are consistent with its philosophy and in the best interest of Tidewater and its shareholders. However, from time to time, the Committee may award compensation that is not fully tax deductible if the Committee determines that such award is consistent with its philosophy and in the best interest of Tidewater and its shareholders.

     The Compensation Committee has approved and has submitted to shareholders the Executive Officer Annual Incentive Plan, which for fiscal 1998 applies only to the Chief Executive Officer. Assuming this plan is approved by shareholders at the Annual Meeting, then payments made pursuant to such plan should be fully deductible under Section 162(m).

                                            Compensation Committee:

                                            Robert H. Boh, Chairman
                                            Arthur R. Carlson
                                            Hugh J. Kelly
                                            J. Hugh Roff, Jr.

                               PERFORMANCE GRAPH

     The following graph compares the change in the cumulative total shareholder return on Company shares with the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Value Line Oilfield Services Group Index during fiscal 1993, 1994, 1995, 1996 and 1997. The graph assumes the investment of $100 on April 1, 1992, at closing prices on March 31, 1992, and the reinvestment of dividends. The Value Line Oilfield Services Group consists of 19 companies.

             COMPARISON OF CUMULATIVE SHAREHOLDER RETURN 1992-1997

                                   [GRAPH]

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)          TIDEWATER INC.         S&P 500          PEER GROUP
1992                                              100                100                100
1993                                              202                115                123
1994                                              166                117                111
1995                                              177                135                127
1996                                              336                179                191
1997                                              412                214                253

                        INTEREST IN CERTAIN TRANSACTIONS

RELATED PARTY TRANSACTIONS

     During fiscal 1997, the Company contracted with Bollinger Shipyards, Inc. ("Bollinger Shipyards") for repair services in the amount of approximately $1,987,000 for vessels owned by the Company. The contracts were awarded to Bollinger Shipyards on the basis of competitive bidding and/or drydock availability. Donald T. Bollinger is the Chairman and Chief Executive Officer of Bollinger Shipyards and a Director of the Company.

     Pursuant to a stock repurchase program authorized by the Board of Directors in December 1996, in January 1997 the Company repurchased an aggregate of 500,000 shares of its Common Stock at a price of $49.88 per share (the market price on the date of purchase) from Corporate Partners, L.P., Corporate Offshore Partners, L.P. and the State Board of Administration of Florida ("SBAF"). Lester Pollack, a director of the Company, is the Senior Managing Director of Corporate Advisors, L.P. ("Corporate Advisors") and is a Managing Director of Lazard Freres & Co. LLC ("Lazard"). A wholly-owned subsidiary of Lazard is the general partner of Corporate Advisors, which in turn is the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P. Pursuant to an investment management agreement, Corporate Advisors also manages certain investments on behalf of SBAF (including SBAF's investment in the Company).

     In fiscal 1997, the Company sold the M/V Greenhead to a limited liability company organized by Richard M. Currence, Executive Vice President of the Company, and certain of his partners, for $217,501.

     During fiscal 1997, the Company received approximately $382,000 for charter of the M/V Bea Tide to a company controlled by Peter Laborde. Mr. Laborde is the son of John P. Laborde.

     In the opinion of management, all of the Company's transactions with affiliates were provided on terms that were usual, customary, and no less favorable to the Company than would be available from unaffiliated parties.

CONSULTING CONTRACTS

     On October 20, 1994, John P. Laborde retired as Chairman of the Board and Chief Executive Officer of the Company after more than 38 years of service. In connection with his retirement, the Company entered into a consulting contract (the "Consulting Contract") with Mr. Laborde under which he agreed to provide consulting services to the Company for a three-year period following his retirement (the "Consultant Term). Under the terms of the Consulting Contract, Mr. Laborde is paid an annual consulting fee of $600,000. During the Consultant Term, Mr. Laborde, among other perquisites, is entitled to all benefits that he is eligible to receive as a retiree from the Company. Mr. Laborde and his spouse are also entitled to be provided medical coverage by the Company for life. If Mr. Laborde's employment as a consultant is terminated other than under the conditions permitted in the Consulting Contract, including termination at the option of Mr. Laborde following a change in control of the Company, Mr. Laborde will be paid the aggregate amount of his annual consulting fee through the last day of the Consultant Term. In the case of disability or death, Mr. Laborde or his heirs will receive a payment equal to 50% of Mr. Laborde's annual consulting fee from the date of termination through the last day of the Consultant Term. In the case of disability, Mr. Laborde will be entitled to receive disability and other benefits at least equal to the most favorable of those generally provided by the Company to executive officers.

     In connection with the acquisition of Hornbeck Offshore Services, Inc. by the Company, Larry D. Hornbeck entered into a two-year consulting agreement with the Company under which Mr. Hornbeck agreed to render consulting and advisory services to the Company in return for payments aggregating $350,000. In the event of Mr. Hornbeck's death or disability during the term of the agreement, the balance remaining to be paid under the consulting agreement will be paid to Mr. Hornbeck or his estate. Also, the agreement provides that Mr. Hornbeck will receive certain health insurance benefits, indemnification with respect to activities undertaken in connection with services rendered thereunder, and an assignment of all right, title and interest in and to the Hornbeck name and logo.

                 PROPOSAL TO APPROVE 1997 STOCK INCENTIVE PLAN

                                  (PROPOSAL 2)

GENERAL

     The Board of Directors of the Company believes that the continued growth of the Company depends significantly upon the efforts of its officers, directors and key employees, and that such individuals are best motivated to put forth maximum effort on behalf of the Company if they own an equity interest in the Company and can participate in the long-term growth and financial success of the Company. In accordance with this philosophy, the Board of Directors has adopted the 1997 Stock Incentive Plan (the "Stock Plan") and has directed that it be submitted for approval by the stockholders at the Annual Meeting.

     Officers and other key employees of the Company will be eligible to receive awards ("Incentives") under the Stock Plan when designated by the Compensation Committee of the Board of Directors (the "Committee"). With respect to participants not subject to Section 162(m) of the Code, the Committee may delegate its authority to grant Incentives under the Stock Plan to appropriate personnel of the Company. There are approximately 12 officers and 15 key employees of the Company and its subsidiaries who may be expected to participate in the Stock Plan. Incentives under the Stock Plan may be granted to officers and employees in any one or a combination of the following forms: incentive stock options, non-qualified stock options or restricted stock.

     In addition, directors of the Company who are not employees of the Company ("Outside Directors") may be granted non-qualified stock options on an annual basis. There are currently 9 Outside Directors.

PURPOSES OF THE PROPOSAL

     The Board of Directors is committed to creating and maintaining a compensation system based to a significant extent on grants of equity-based incentive awards. Approximately 330,000 shares of Common Stock remain available for issuance under the Company's 1992 Stock Option and Restricted Stock Plan (the "1992 Plan"). The Committee generally grants Incentives in the spring of each year and the Committee anticipates that the number of shares that remain available under the 1992 Plan will not be sufficient to accommodate the 1998 grants. The Board of Directors believes that approval of the Stock Plan will allow the Company to continue to provide members of management and key personnel with a proprietary interest in the growth and performance of the Company.

TERMS OF THE STOCK PLAN

  Shares Issuable through the Stock Plan

     The total number of shares of Common Stock with respect to which Incentives may be granted under the Stock Plan is limited to 3,000,000 shares. There are currently 1,893,411 shares subject to outstanding options granted under the 1975 Incentive Program Stock Option Plan and the 1992 Plan to officers, directors and employees. If the Stock Plan is approved, no future grants will be made under the 1992 Plan. Incentives with respect to no more than 500,000 shares may be granted under the Stock Plan to a single participant in one calendar year.

     Shares of Common Stock subject to Incentives that are cancelled, terminated or forfeited, or shares of Common Stock that are issued as Incentives and forfeited or reacquired by the Company, will again be available for issuance under the Stock Plan. Additional rules for determining the number of shares granted under the Stock Plan may be made by the Committee as deemed necessary.

     Proportionate adjustments will be made to the number of shares of Common Stock subject to the Stock Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, and the terms of any Incentive shall be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of such an event. In the event of any merger, consolidation or reorganization of the Company with any other corporation, there will be substituted for each of the shares of Common Stock then subject to the

Plan, including shares subject to restrictions, options or achievement of performance objectives, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction.

     On June 2, 1997, the closing sale price of a share of Common Stock was $44.125 as reported on the consolidated transaction reporting system for New York Stock Exchange issues.

  Administration of the Stock Plan

     The Committee administers the Stock Plan and has plenary authority to award Incentives under the Stock Plan to officers and employees, to interpret the Stock Plan, to establish any rules or regulations relating to the Stock Plan that it determines to be appropriate, to delegate its authority as appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of the Stock Plan.

  Amendments to or Termination of the Stock Plan

     The Board may amend or discontinue the Stock Plan at any time, except that no amendment may be made without stockholder approval if approval is necessary to comply with tax or regulatory requirements and compliance is deemed necessary or advisable by the Committee. The Committee may cause any Incentive to be cancelled in consideration of a cash payment or alternative Incentive equal in value to the cancelled Incentive.

  Types of Incentives

     The Committee may grant the following types of Incentives to officers and employees: non-qualified stock options, incentive stock options or restricted stock. The various types of Incentives are described further below:

     Stock Options. The Committee may grant non-qualified stock options or incentive stock options to purchase shares of Common Stock. The Compensation Committee will determine the number and exercise price of the options. The option exercise price may not be less than the fair market value of the Common Stock on the date of grant, except that in connection with an acquisition, consolidation, merger or other extraordinary transaction, options may be granted at less than fair market value in order to replace options previously granted by a party to the transaction or an affiliate as long as the spread on the replacement options for any participant is equal to or less than the spread on the options being replaced. The term of the options, and the time or times that the options become exercisable, will also be determined by the Committee, provided that the term of an incentive stock option may not exceed 10 years.

     The option exercise price may be paid in cash, check, in shares of Common Stock that, unless otherwise permitted by the Committee, have been held for a least six months, or through a broker-assisted exercise arrangement.

     Options are non-transferable except (i) by will, (ii) by the laws of descent and distribution or (iii) pursuant to a domestic relations order, or if permitted by the Committee and if provided in the Incentive agreement or an amendment thereto, to family members, to a family partnership, to a family limited liability company or to a trust for the benefit of family members

     Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

     Restricted Stock. Shares of Common Stock may be granted by the Committee to an eligible employee and made subject to restrictions regarding their sale, pledge or other transfer by the employee for a specified period (the "Restricted Period"). All shares of restricted stock will be subject to such restrictions as the Committee may designate in an agreement with the employee, including, among other things, that the shares be forfeited or resold to the Company in the event of termination of employment or in the event specified performance goals or targets are not met.

     If restricted stock is intended to vest based upon the achievement of pre-established performance goals rather than solely upon continued employment over a period of time, the performance goals pursuant to which the restricted stock will vest will be any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow of the Company, a division of the Company or a subsidiary. The performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. A Restricted Period of at least three years is required, except that if vesting is subject to the attainment of performance goals, a minimum Restricted Period of one year is required. Subject to the restrictions provided in the restricted stock agreement and the Stock Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares.

  Grant of Options to Outside Directors

     The Stock Plan provides for the automatic grant to each Outside Director of an option to acquire shares of Common Stock of the Company on the day of the 1997 annual meeting and each subsequent annual meeting while the Stock Plan remains in effect. Each Outside Director may receive an option to purchase no more than 5,000 shares each year, the exact number of which will be set from time to time by the Committee. For 1997 and until changed by the Committee, each Outside Director will be granted an option to purchase 2,000 shares.

     The options granted to Outside Directors become exercisable six months after grant and have a term of ten years. If an Outside Director ceases to serve on the Board of Directors due to death, disability or retirement, exercisable options granted under the Stock Plan must be exercised within two years from the date of termination of Board service. If a Director's service on the Board terminates for any other reason, exercisable options must be exercised within one year. The per share exercise price of the options granted to Outside Directors will be equal to the fair market value of a share of Common Stock on the date of grant.

  Termination of Employment

     If a participant (other than an Outside Director) ceases to be an employee of the Company for any reason, including death, any Incentive may be exercised, shall vest or shall expire at such time or times as may be determined by the Committee in the Incentive agreement with the participant.

  Change of Control

     In the event of a change of control of the Company, all outstanding options granted under the Stock Plan automatically will become fully exercisable, all restrictions or limitations on shares of restricted stock will lapse and all performance criteria and other conditions relating to the vesting of restricted stock will be deemed to be achieved. A change of control is defined to include
(a) stockholder approval of (i) a merger, consolidation or reorganization in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company or (iii) a liquidation of the Company, (b) an acquisition of more than 30% of the Company's outstanding Common Stock, or (c) a change in a majority of the Board not approved by the incumbent Directors or a change in a majority of the Board as a result of a contested election of Directors.

  Payment of Withholding Taxes in Stock

     A participant may, but is not required to, satisfy his or her withholding tax obligation by electing to have the Company withhold, from the shares the participant would otherwise receive upon exercise or vesting of an Incentive, shares of Common Stock having a value equal to the amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and is subject to the Committee's right of disapproval.

AWARDS TO BE GRANTED

     The grant of awards to officers and employees under the Stock Plan is entirely in the discretion of the Committee. The Committee has not yet made a determination as to the awards to be granted to officers and employees under the Stock Plan, if it is approved by the stockholders. The awards to be made under the terms of the Stock Plan to Outside Directors are provided in the table below.

                            NEW STOCK PLAN BENEFITS
                      UNDER THE 1997 STOCK INCENTIVE PLAN

                                                                NUMBER
                            NAME                              OF OPTIONS
                            ----                              ----------
William C. O'Malley, Chairman, President and Chief Executive
  Officer...................................................       *

Richard M. Currence, Executive Vice President...............       *

Ken C. Tamblyn, Executive Vice President and Chief Financial
  Officer...................................................       *

Cliffe F. Laborde, Senior Vice President, Secretary and
  General Counsel...........................................       *

Stephen A. Snider, Senior Vice President....................       *

Executive Group.............................................       *

Non-Executive Director Group................................       **

Non-Executive Officer Employee Group........................       *

---------------

 * Not yet determined.

** 2,000 per year per Outside Director for 1997; No more than 5,000 per year for future years.

FEDERAL INCOME TAX CONSEQUENCES

     Under existing federal income tax provisions, a participant who receives stock options or who receives shares of restricted stock that are subject to restrictions that create a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes, in the year such Incentive is granted.

     When a non-qualified stock option granted pursuant to the Stock Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate fair market value of the shares of Common Stock on the exercise date and the aggregate purchase price of the shares of Common Stock as to which the option is exercised, and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

     An employee generally will not recognize any income upon the exercise of an incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of adjustment, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within either two years from the date of grant or one year from the date of exercise of the incentive stock option (the "required holding periods"). An employee disposing of such shares before the expiration of the required holding period will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the Common Stock received upon exercise before the expiration of the required holding period.

     If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carries over to the same number of shares received in exchange therefor. The compensation income recognized on exercise of such non-qualified option is added to the basis of the remaining shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period, the optionee will recognize income on such exchange and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares carries over to the same number of shares received in exchange therefor and the remaining shares begin a new holding period and will have a zero basis.

     An employee who receives restricted stock will normally recognize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. Subject to the limitations imposed by Section 162(m) of the Code, the Company will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee. Dividends currently paid to the participant will be taxable compensation income to the participant and deductible by the Company.

     When the exercisability, vesting or payment of an Incentive granted under the Stock Plan is accelerated upon a change of control, any excess on the date of the change in control of the fair market value of the shares or cash issued under Incentives over the purchase price of such shares may be characterized as "parachute payments" (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the "base amount" for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An "excess parachute payment" with respect to any employee, is the excess of the present value of the parachute payments to such person, in the aggregate, over and above such person's base amount. If the amounts received by an employee upon a change in control are characterized as parachute payments, such employee will be subject to a 20% excise tax on the excess parachute payments pursuant to Section 4999 of the Code, and the Company will be denied any deduction with respect to such excess parachute payments.

     This summary of federal income tax consequences of stock options and restricted stock that may be granted under the Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. There also may be state and local income tax consequences applicable to transactions involving Incentives.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for approval of the Stock Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED APPROVAL FOR THE 1997 STOCK INCENTIVE PLAN.

                            PROPOSAL TO APPROVE THE
                    EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

                                  (PROPOSAL 3)

THE PROPOSAL

     The Executive Officer Annual Incentive Plan (the "Plan") was adopted by the Committee on May 21, 1997, subject to stockholder approval of the Plan at the Annual Meeting. Executive officers who have a potential to earn annual compensation in excess of $1 million are eligible to participate in the Plan, if designated by the Committee. For fiscal 1998, William C. O'Malley, the Company's Chairman, President and Chief Executive officer, will be the only participant. If the Plan is not approved at the Annual Meeting, the annual incentive bonus to be paid to Mr. O'Malley under the Plan will not be paid. In such event, the Committee may determine to pay a bonus to Mr. O'Malley on other terms in order to provide fair compensation.

PURPOSE OF THE PROPOSAL

     Under Section 162(m) of the Internal Revenue Code (the "Code"), the allowable deduction for compensation paid or accrued with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company is limited to $1 million per year. An exclusion from the $1 million limitation is available for compensation that satisfies the requirements provided in Section 162(m) of the Code for qualified performance-based compensation. The purpose of submitting the Plan to the stockholders is to satisfy the stockholder approval requirement necessary in order to qualify the annual incentive bonus as performance-based and, therefore, excluded from the $1 million limit on deductible compensation under Section 162(m).

THE PLAN

     Under the Plan, each designated participant may be paid an annual incentive bonus based on the achievement of pre-established annual performance measures. The performance measures for each year must be established by the Committee within the first 90 days of the year. The Plan operates similarly to the annual bonus plan applicable to other officers of the Company, except that the bonus under the Plan is determined solely by formula and the Committee has no discretion to increase the formulaic bonus amount. The performance measures for each year will be based upon one or more of the following: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow. The Committee will determine each year which performance measures will be used and the relative importance of each measure. The Committee will prepare a formula for calculation of the bonus based upon performance targets relative to these performance factors, including whether those targets will be absolute targets, or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years.

     The Committee has discretion to decrease but not increase the amount of the bonus paid to a participant from the amount that would be payable under the terms of the pre-established formula for the applicable year. Prior to the payment of the annual bonus under the Plan, the Committee must certify in writing that the performance goals and the applicable conditions to the payment of the bonus have been met.

                          NEW PLAN BENEFITS UNDER THE
                    EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

                                                               ESTIMATED DOLLAR VALUE
                                                                OF POTENTIAL ANNUAL
                                                                 BONUS FOR 1998(1)
                                                              ------------------------
                     NAME AND POSITION                         TARGET        MAXIMUM
                     -----------------                        --------      ----------
William C. O'Malley.........................................  $600,000      $1,200,000
  Chairman of the Board
  President and Chief Executive Officer

---------------

(1) Based on a percentage of current salary. The potential amount of the bonus for future years is expected to change, but may not exceed $2,000,000 per participant in any year.

VOTE REQUIRED

     Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN.

                        PROPOSAL FOR THE RATIFICATION OF
                      SELECTION OF INDEPENDENT ACCOUNTANTS

                                  (PROPOSAL 4)

     On May 22, 1997, the Company elected not to continue the engagement of KPMG Peat Marwick LLP ("Peat Marwick") as the Company's independent accountants and engaged Ernst & Young LLP ("Ernst & Young") as its new independent accountants. The decision to change the Company's independent accountants was recommended by the Company's Audit Committee and approved by the Company's Board of Directors.

     Peat Marwick's reports on the Company's financial statements for the two fiscal years ended March 31, 1996, and 1997, respectively, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the Company's two fiscal years ended March 31, 1997, and the subsequent interim period preceding the decision to change independent accountants, there were no disagreements with Peat Marwick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Peat Marwick, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

     During the two fiscal years ended March 31, 1997, and the subsequent interim period preceding the decision to change independent accountants, neither the Company nor anyone on its behalf consulted Ernst & Young regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, nor has Ernst & Young provided to the Company a written report or oral advice regarding such principles or audit opinion.

     Representatives of Peat Marwick and Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also to be available at the meeting to respond to appropriate questions.

     The selection of Ernst & Young is submitted for ratification by stockholders at the Annual Meeting. If stockholders do not ratify the selection of Ernst & Young, the selection of independent accountants will be reconsidered by the Board of Directors. Ratification will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1998

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and the Bylaws of the Company.

     Should a stockholder intend to present a proposal at the Annual Meeting to be held in 1998, it must be received by the Secretary of the Company (at 1440 Canal Street, New Orleans, Louisiana 70112) not less than 120 days in advance of June 10, 1998, in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

     The Company's Bylaws provide that in addition to any other applicable requirements for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must give timely notice in writing to the Secretary. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the Company not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding Annual Meeting, provided that in the event that the Annual Meeting is called for a date more than 50 days prior to such anniversary date, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. This requirement does not preclude discussion by any stockholder of any business properly brought before the Annual Meeting in accordance with such procedures.

     The Bylaws further provide that a stockholder of the Company entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Such nominations shall be made pursuant to notice in writing to the Secretary, which must be delivered or mailed to and received at the principal executive offices of the Company not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding Annual Meeting, provided that in the event the Annual Meeting is called for a date more than 50 days prior to such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a Director, (i) the name, age, business address, and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Rule 14A under the Securities Exchange Act of 1934 as amended; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company.

                                 OTHER MATTERS

     The Board of Directors knows of no business, other than that described above, that will be presented to the meeting but, should any other matters properly arise before the meeting, the persons named in the enclosed proxies will vote the proxies in accordance with their best judgment.

                                            By Order of the Board of Directors


                                            /s/ CLIFFE F. LABORDE

                                            Cliffe F. Laborde
                                            Senior Vice President, Secretary
                                            and General Counsel

New Orleans, Louisiana
June 10, 1997

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX A


                                 TIDEWATER INC.
                           1997 STOCK INCENTIVE PLAN


       1. PURPOSE. The purpose of the 1997 Stock Incentive Plan (the "Plan") of Tidewater Inc. ("Tidewater") is to increase shareholder value and to advance the interests of Tidewater and its subsidiaries (collectively, the "Company") by furnishing stock-based economic incentives (the "Incentives") designed to attract, retain and motivate key employees, officers and directors and to strengthen the mutuality of interests between such employees, officers and directors and Tidewater's shareholders. Incentives consist of opportunities to purchase or receive shares of common stock, $.10 par value per share, of Tidewater (the "Common Stock"), on terms determined under the Plan. As used in the Plan, the term "subsidiary" means any corporation of which Tidewater owns (directly or indirectly) within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the "Code"), 50% or more of the total combined voting power of all classes of stock.

       2.     ADMINISTRATION.

              2.1. COMPOSITION. The Plan shall be administered by the Compensation Committee of the Board of Directors of Tidewater or by a subcommittee thereof (the "Committee"). The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall
       (a) qualify as a "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act") or any successor rule, and (b) qualify as an "outside director" under Section 162(m) of the Code.

              2.2. AUTHORITY. The Committee shall have plenary authority to award Incentives under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to enter into agreements with participants as to the terms of the Incentives (the "Incentive Agreements") and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Its decisions in matters relating to the Plan shall be final and conclusive on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in
       Section 3 hereof. The Committee shall not have authority to award Incentives under the Plan to directors who are not also employees of the Company ("Outside Directors"). Outside Directors may receive awards under the Plan only as specifically provided in Section 8 hereof.

       3. ELIGIBLE PARTICIPANTS. Key employees and officers of the Company (including officers who also serve as directors of the Company) shall become eligible to receive Incentives under the Plan when designated by the Committee. Employees may be designated individually or by groups or categories, as the Committee deems appropriate. With respect to participants not subject to
Section 16 of the 1934 Act or Section 162(m) of the Code, the Committee may delegate to appropriate personnel of the Company its authority to designate participants, to determine the size and type of Incentives to be received by those participants and to determine or modify performance objectives for those participants. Outside Directors may participate in the Plan only as specifically provided in Section 8 hereof.

       4. TYPES OF INCENTIVES. Incentives may be granted under the Plan to eligible participants in the forms of (a) incentive stock options; (b) non-qualified stock options; and (c) restricted stock.

       5.     SHARES SUBJECT TO THE PLAN.

              5.1.   NUMBER OF SHARES.  Subject to adjustment as provided in
       Section 9.5, a total of 3,000,000 shares of Common Stock are authorized to be issued under the Plan. Incentives with respect to no more than 500,000 shares of Common Stock may be granted through the Plan to a single participant in one calendar year. In the event that a stock option granted hereunder expires or is terminated or cancelled prior to exercise, any shares of Common Stock that were issuable thereunder may again be issued under the Plan. In the event that shares of restricted stock are issued as Incentives under the Plan and thereafter are forfeited such forfeited shares may again be issued under the Plan. Additional rules for determining the number of shares granted under the Plan may be made by the Committee, as it deems necessary or appropriate.

              5.2. TYPE OF COMMON STOCK. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

       6. STOCK OPTIONS. A stock option is a right to purchase shares of Common Stock from Tidewater. Stock options granted under this Plan may be incentive stock options or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

              6.1. PRICE. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 9.5; provided that in no event shall the exercise price be less than the Fair Market Value of a share of Common Stock on the date of grant, except that in connection with an acquisition, consolidation, merger or other extraordinary transaction, options may be granted at less than the then Fair Market Value in order to replace options previously granted by one or more parties to such transaction (or their affiliates) so long as the aggregate spread on such replacement options for any recipient of such options is equal to or less than the aggregate spread on the options being replaced.

              6.2. NUMBER. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5.1 and subject to adjustment as provided in Section 9.5.

              6.3. DURATION AND TIME FOR EXERCISE. The term of each stock option shall be determined by the Committee. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any stock option at any time, in addition to the automatic acceleration of stock options under
       Section 9.11.

              6.4. MANNER OF EXERCISE. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid by (a) cash; (b) uncertified or certified check; (c) unless otherwise determined by the Committee, by delivery of shares of Common Stock held by the optionee for at least six months, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) unless otherwise determined by the Committee, through arrangements with a brokerage firm under which such firm, on behalf of the optionee, will pay the exercise price to the Company and the Company will promptly deliver to such firm the number of shares of Common Stock subject to the option so that the firm may sell such shares, or a portion thereof, for the account of the optionee, or (e) in such other manner as may be authorized from time to time by the Committee.

              6.5. INCENTIVE STOCK OPTIONS. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as Incentive Stock Options (as such term is defined in Section 422 of the Code):

                     A. Any Incentive Stock Option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as Incentive Stock Options.

                     B. All Incentive Stock Options must be granted within ten years from the date on which this Plan is adopted by the Board of Directors.

                     C. Unless sooner exercised, all Incentive Stock Options shall expire no later than ten years after the date of grant.

                     D. No Incentive Stock Options shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

                     E. The aggregate Fair Market Value (determined with respect to each Incentive Stock Option as of the time such Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of Tidewater or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, such options shall not be treated, for federal income tax purposes, as Incentive Stock Options.

       7.     RESTRICTED STOCK.

              7.1. GRANT OF RESTRICTED STOCK. The Committee may award shares of restricted stock to such officers and key employees as the Committee determines pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. An award of restricted stock may also be subject to the attainment of specified performance goals or targets. To the extent restricted stock is intended to qualify as performance-based compensation under Section 162(m) of the Code, it must be granted subject to the attainment of performance goals as described in Section 7.2 below and meet the additional requirements imposed by Section 162(m).

              7.2 PERFORMANCE-BASED RESTRICTED STOCK. To the extent that restricted stock granted under the Plan is intended to vest based upon the achievement of pre-established performance goals rather than solely upon continued employment over a period of time, the performance goals pursuant to which the restricted stock shall vest shall be any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow of Tidewater, a division of Tidewater or a subsidiary. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. The Committee may not waive any of the pre-established performance goal objectives, except that such objectives shall be waived as provided in Section 9.11 hereof, or as may be provided by the Committee in the event of death, disability or retirement.

              7.3. THE RESTRICTED PERIOD. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted (the "Restricted Period"). The Restricted Period shall be a minimum of three years, except that if the vesting of the shares of restricted stock is based upon the attainment of performance goals, a minimum Restricted Period of one year is permitted. Each award of restricted stock may have a different Restricted Period. The expiration of the Restricted Period shall also occur as provided under Section 9.3 and under the conditions described in Section 9.11 hereof.

              7.4. ESCROW. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

              The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Tidewater Inc. 1997 Stock Incentive Plan (the "Plan"), and an agreement entered into between the registered owner and

              Tidewater Inc. thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

              7.5. DIVIDENDS ON RESTRICTED STOCK. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

              7.6. FORFEITURE. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 9.5 due to a recapitalization, merger or other change in capitalization.

              7.7. EXPIRATION OF RESTRICTED PERIOD. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the participant or the participant's estate, as the case may be.

              7.8. RIGHTS AS A SHAREHOLDER. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.

       8.     STOCK OPTIONS FOR OUTSIDE DIRECTORS.

              8.1 GRANT OF OPTIONS. Beginning with the 1997 annual meeting of stockholders and for as long as the Plan remains in effect and shares of Common Stock remain available for issuance hereunder, each Outside Director shall be automatically granted a non-qualified stock option on the day of the annual meeting of stockholders of Tidewater, provided such Outside Director continues to serve as a director following such annual meeting. An option to purchase no more than 5,000 shares shall be granted to each Outside Director each year, the exact number of which shall be set by the Committee.

              8.2 EXERCISABILITY OF STOCK OPTIONS. The stock options granted to Outside Directors under this Section 8 shall become exercisable six months following the date of grant and shall expire ten years following the date of grant.

              8.3 EXERCISE PRICE. The Exercise Price of the Stock Options granted to Outside Directors shall be equal to the Fair Market Value, as defined in the Plan, of a share of

       Common Stock on the date of grant. The Exercise Price may be paid as provided in Section 6.4 hereof.

              8.4 EXERCISE AFTER TERMINATION OF BOARD SERVICE. In the event an Outside Director ceases to serve on the Board, the stock options granted hereunder must be exercised, to the extent otherwise exercisable at the time of termination of Board service, within one year from termination of Board service; provided, however, that in the event of termination of Board service as a result of retirement on or after reaching age 65, death or disability, the stock options must be exercised within two years from the date of termination of Board service; and further provided, that no stock options may be exercised later than ten years after the date of grant.

       9.     GENERAL.

              9.1. DURATION. Subject to Section 9.10, the Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

              9.2. TRANSFERABILITY. No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto; or (d) as to options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members, (ii) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of Immediate Family Members. "Immediate Family Members" shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

              9.3. EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH. Except as provided in Section 8.4 with respect to Outside Directors, in the event that a participant ceases to be an employee of the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee in the Incentive Agreement. The Committee has complete authority to modify the treatment of an Incentive in the event of termination of employment of a participant by means of an amendment to the Incentive Agreement.

       Consent of the participant to the modification is required only if the modification materially impairs the rights previously provided to the participant in the Incentive Agreement.

              9.4. ADDITIONAL CONDITION. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

              9.5. ADJUSTMENT. In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted for each of the shares of Common Stock then subject to the Plan, including shares subject to restrictions, options or achievement of performance objectives, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment. No substitution or adjustment shall require the Company to issue a fractional share under this Plan and the substitution or adjustment shall be limited by deleting any fractional share.

              9.6. INCENTIVE AGREEMENTS. The terms of each Incentive shall be stated in an agreement approved by the Committee.

              9.7.   WITHHOLDING.

                     A. The Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with the issuance of Common Stock, the lapse of restrictions on Common Stock or the exercise of an option, the participant may, subject to disapproval by the Committee, satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined ("Tax Date").

                     B. Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Internal Revenue Code with respect to shares of restricted stock, an Election is not permitted to be made.

              9.8. NO CONTINUED EMPLOYMENT. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

              9.9. DEFERRAL PERMITTED. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive Agreement. Payment may be deferred at the option of the participant if provided in the Incentive Agreement.

              9.10.  AMENDMENTS TO OR TERMINATION OF THE PLAN.

                     A. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including any approval necessary to qualify Incentives as "performance-based" compensation under Section 162(m) or any successor provision, if such qualification is deemed necessary or advisable by the Committee.

                     B. Any provision of this Plan or any Incentive Agreement to the contrary notwithstanding, the Committee may cause any Incentive granted hereunder to be cancelled in consideration of a cash payment or alternative Incentive made to the holder of such cancelled Incentive equal in value to such cancelled Incentive. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.

              9.11.  CHANGE OF CONTROL; TENDER OFFER OR EXCHANGE OFFER.

                     A.     "Change of Control" shall mean:

                            1. the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 30% of the outstanding shares of the Common Stock; provided, however, that for purposes of this subsection 1., the following shall not constitute a Change of Control:

                                   (a)     any acquisition of Common Stock
                            directly from Tidewater,

                                   (b)     any acquisition of Common Stock by
                            Tidewater,

                                   (c)     any acquisition of Common Stock by
                            any employee benefit plan (or related trust) sponsored or maintained by Tidewater or any corporation controlled by Tidewater, or

                                   (d)     any acquisition of Common Stock by
                            any corporation pursuant to a transaction that complies with clauses (a), (b) and (c) of subsection (A)(3) of this Section 9.11; or

                            2. individuals who, as of the date of adoption of the Plan by the Board of Directors of Tidewater (the "Adoption Date"), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Adoption Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

                            3. approval by the stockholders of Tidewater of a reorganization, merger or consolidation, or sale or other disposition of all of substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination,

                                   (a)     all or substantially all of the
                            individuals and entities who were the beneficial owners of Tidewater's outstanding common stock and Tidewater's voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this paragraph (a) and paragraphs (b) and (c), shall include a corporation which as a result of such transaction controls the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), and

                                   (b)     except to the extent that such
                            ownership existed prior to the Business
                            Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

                                   (c)     at least a majority of the members
                            of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                            4. approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                     B. Upon a Change of Control, all outstanding options shall automatically become fully exercisable, all restrictions or limitations on any Incentives shall lapse and all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by the Company, without the necessity of any action by any person.

                     C. If any corporation, person or other entity (other than the Company) makes a tender offer or exchange offer for shares of the Common Stock pursuant to which purchases are made (an "Offer"), then from and after the date of the first purchase of the Common Stock pursuant to the Offer (the "Acceleration Date"), all outstanding options shall automatically become fully exercisable, all restrictions or limitations on any Incentives shall lapse and all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by the Company, without the necessity of any action by any person, for a period of 30 calendar days following the Acceleration Date. Subject to the other provisions of this Section 9.11, following the expiration of the 30-day period, any options not exercised and any shares of Common Stock issued hereunder not tendered or exchanged shall again be subject to the terms and conditions applicable prior to the Offer.

              9.12. DEFINITION OF FAIR MARKET VALUE. Whenever "Fair Market Value" of Common Stock shall be determined for purposes of this Plan, it shall be the closing sale price on the consolidated transaction reporting system for New York Stock Exchange issues on the date of reference for a share of the Common Stock, or if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of the Common Stock.

              9.13 LOANS TO OPTIONEES. In the event of a Change of Control of the Company, as defined in Section 9.11, in connection with which a participant's employment with the Company will be terminated and the participant is precluded for any reason from selling shares of Common Stock, the Company shall, in connection with the exercise of an option, if requested by the participant, extend a loan to the participant in the maximum amount of the exercise price of the options to be exercised, plus the maximum tax liability that may be incurred in connection with the option exercise. Any such loan shall be unsecured, shall be on market terms and shall be payable in full no later than thirty days after the termination of the period during which the participant is precluded from selling shares of Common Stock. Any participant to whom a loan is extended hereunder shall, if requested by the Company, agree in writing not to sell shares of Common Stock for such period as shall be requested, it being understood that the Company's request that the participant not sell shares of Common Stock shall only be invoked to the extent necessary to preserve or recognize pooling-of-interests accounting treatment, tax-free reorganization status, or comparable corporate benefits from making such a request.

                                                                      Appendix B


                        PROVISIONS OF THE TIDEWATER INC.
                    EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN





I.       PLAN OBJECTIVE

         The primary objective of the Tidewater Inc. Executive Officer Annual Incentive Plan (Executive Incentive Plan) is to reward Tidewater's Executive Officers for their assistance in helping the Company achieve its financial and operating goals for the fiscal year.

         The Executive Incentive Plan links a significant element of variable annual compensation to the accomplishment of these goals.

         The Compensation Committee of the Board of Directors established this Plan to maximize Tidewater's deduction under Section 162 of the Internal Revenue Code, provided that such actions are consistent with its philosophy and in the best interest of Tidewater and its shareholders. Notwithstanding the provisions of Section 162(m) of the Internal Revenue Code, the Committee may award compensation that is not fully tax deductible if the Company determines that such award is consistent with its philosophy and in the best interest of Tidewater and its shareholders.

II.      BASIC PLAN CONCEPT

         The Plan concept for fiscal 1998 focuses primarily on Tidewater's overall performance and is comprised of three specific criteria: (1) adjusted net income, (2) return of total capital, and (3) safety. These criteria are the bases upon which a monetary pool is established for the participants if certain financial and operating goals are accomplished.

III.     ELIGIBILITY CRITERIA

         Eligibility for participation in the Executive Incentive Plan is limited to those executive officers who have a potential to earn compensation in excess of $1,000,000. The specific positions eligible to participate in the Plan will be reviewed and determined annually by the Compensation Committee of the Board of Directors, but for fiscal 1998, Tidewater's Chief Executive Officer (CEO) is the sole eligible participant.

IV.      AWARD OPPORTUNITIES

         Prior to June 30 of each fiscal year, Tidewater will specify target incentive awards for each eligible position. These target awards will determine the threshold and maximum incentive award amounts. These amounts are determined from each eligible participant's base salary multiplied by the target percent associated with the participant's position within the Company. For fiscal year 1998, the Company has established that the CEO's target award will be the equivalent of 100% of base salary, and the maximum award will be equivalent to 200% of base salary. The threshold and maximum awards are intended to recognize the risk/reward component of the Company's overall compensation program. The annual award to a participant under this Plan will not exceed $2 million.

V.       PERFORMANCE MEASURES AND STANDARDS

         The performance goals under which a bonus may be paid shall be any or a combination of the following: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow of the Company, a division of the Company or a subsidiary. For any performance period, such performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or relative to levels attained in prior years.

         Prior to the beginning of each fiscal year, specific corporate and divisional measures and standards will be set. In addition, the appropriate weighing of each measure will also be established.

         Before any individual incentive amount can be awarded, Tidewater must first achieve minimum (threshold) performance in at least one of the three Company performance measures.

                 The performance measures for fiscal 1998 are as follows:

                 (1) Adjusted Net Income (ANI) versus Budget. - Under this test, net income as compared with budgeted net income, adjusted as specified below, is used. This test compares actual results against budgeted results for the year. Under this performance measurement, the Company's ANI must be at least 50% of the budgeted net income, for a minimum (threshold) award to be paid. For fiscal year 1998, due to the aggressive nature of the budget, a threshold incentive award will be paid if the Company's adjusted net income reaches at least 90% of budget. Pro-rating will be permitted. (Exhibit 2 illustrates this test). This measurement carries a weight of 37.5% of the participant's total award.

                 To encourage good management/business decisions, certain adjustments to net income will be made in determining if the net income test has been met. Accordingly, the following items reported in the Company's consolidated statement of earnings will be added to or subtracted from net income as reported in order to determine net income for purposes of the Plan:

                 1)       Cumulative affect of accounting changes.

                 2) Extraordinary items, as that term is defined in Accounting Principles Board Opinion #30.

                 3)       Discontinued operations; and

                 4) Unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in Accounting Principles Board Opinion #30.

         Note: For purposes of calculating achievement of this performance measure, budgeted net income shall be divided by the average number of common shares outstanding for the year as contemplated by the budget. Likewise, the amount of adjusted net income shall be divided by the average number of common shares outstanding during the year. When calculating these earnings per share calculations, common stock equivalent shall not be considered in determining the average number of common shares outstanding.

         (2) Return of Total Capital (ROTC) - Under this performance measurement, the Company must attain at least a 40th percentile when compared to the Value Line Peer Group (See
                 Exhibit 1) on ROTC.  ROTC is defined as:

                          Earnings Before Interest Expense, Taxes
                          Depreciation and Amortization (EBITDA)
                          ------------------------------------------------
                          Shareholders Equity + Average Long-Term Debt
                          (including current maturities of Long-Term Debt)

                 This measurement carries a weight of 37.5% of the participant's total award.

         Note: Average shareholders equity and average long-term debt shall be determining by summing the respective totals as of the end of each interim quarterly reporting period during the fiscal year and shown on the Company's consolidated balance sheet and dividing such sums by the number of interim reporting periods.

         The standard for the ROTC performance measure will be established by considering Tidewater's performance against the Value Line Peer Group of companies (See Exhibit 1). When determining peer group performance ranking, pro-rating is not permitted below the 50th percentile.

         (3) Safety performance - This measurement is determined by achievement of the Company's overall established safety performance goals for the fiscal year (See Exhibit 2). Under this performance measure, payout is directly correlated with the maximum allowable LTA's for the current fiscal year. For fiscal year 1998, it has been determined that there will be no payout if 41 or more LTA's occur during the fiscal year. Twenty-one (21) or less LTA's for fiscal year 1998 will yield a 200% award, which is the maximum payout allowed under this measurement. For this measurement, non-job related deaths will not count as an LTA. The safety performance measurement carries a weight of 25% of the individual's total award.


VI.      AWARD CALCULATIONS

         The actual amount of the incentive award depends upon the attainment of Company performance in each of the three criteria. Each measurement operates independently of the other in determining the award due for the fiscal year. Thus, the Company could achieve above threshold on one performance measure and below threshold on another performance measure and still have funds available in the pool.
         Exhibit 2 illustrates the threshold and maximum payouts for each component of the Plan. The Compensation Committee has discretion to decrease but not increase the amount of the bonus paid to a participant from the amount that would be payable under the pre-established formula for the applicable fiscal year.

VII.     AWARD PAYMENTS

         Awards will be paid in cash.

                                                                       EXHIBIT 1


                                 TIDEWATER INC.

                           VALUE LINE PEER GROUP LIST
               FOR RETURN ON TOTAL CAPITAL PERFORMANCE OBJECTIVE
                                FISCAL YEAR 1998

               -------------------------------------------------


         The following list of companies represents the Value Line Oilfield Services Industry Peer Group for the fiscal year 1998.

                                COMPANY NAME
                          --------------------------

                          BJ Services
                          Baker Hughes
                          Camco International
                          Daniel Industries
                          Dresser Industries
                          Ensco International
                          Global Marine
                          Halliburton Company
                          Helmerich & Payne
                          Nabors Industries
                          Parker Drilling
                          Petroleum Geo-Services (ADR)
                          Rowan Companies
                          Schlumberger, Ltd.
                          Smith International, Inc.
                          Tidewater Inc.
                          TransOcean Offshore
                          Varco International
                          Weatherford Enterra
                          Western Atlas, Inc.


         The above Peer Group list will be updated at the beginning of each fiscal year. The effective mergers and acquisitions within the Peer Group for purposes of excluding any given company in the year will also be considered.

                                  DETACH HERE

                                 TIDEWATER INC.

  P
        The undersigned appoints William C. O'Malley and John P. Laborde as
  R proxies, each with power to act alone or by substitution, to vote all shares of the undersigned at the Annual meeting of Stockholders of
  O  Tidewater Inc. to be held on July 24, 1997, and any adjournments thereof.

  X     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF
     NOT DIRECTED, FOR EACH NOMINEE AND FOR ALL PROPOSALS LISTED HEREIN, AND,
  Y AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

     SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                                        SIDE

[X]  Please mark
     votes as in
     this example.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW

        1. To elect directors to hold office until July 2000 or until their successors are elected and qualified.

            NOMINEES:  Arthur R. Carlson, John P. Laborde, and William C.
                       O'Malley


                               FOR                     WITHHELD
                        [  ]   ALL               [  ]  FROM ALL
                             NOMINEES                  NOMINEES

            [  ]
                 -----------------------------------------------------
                 For all nominees except as noted above



        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS

        2.  To approve the 1997 Stock Incentive Plan.

                 FOR           AGAINST         ABSTAIN
                [  ]            [  ]            [  ]

        3.  To approve the Executive Officer Annual Incentive Plan.

                 FOR           AGAINST         ABSTAIN
                [  ]            [  ]            [  ]

        4. To ratify the selection of Ernst & Young LLP as independent auditors.

                 FOR           AGAINST         ABSTAIN
                [  ]            [  ]            [  ]

        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          [  ]

        PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

        Please sign exactly as your name appears hereon. If the stock is issued in the names of two or more persons, each of them should sign the proxy. If the proxy is executed by a corporation, it should be signed in the corporate name by an authorized officer. When signing as attorney, executor, administrator, trustee, or guardian, or in any other representative capacity, give full title as such.



Signature:                                              Date:
          ----------------------------------------------     -----------------